Exhibit 2.1
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                             Statement of Control Person


The Statement on Schedule 13G/A dated February 10, 2003 with respect to the common stock, $.001 par value, of Caliper Technologies Corp. is filed by Samuel
D. Isaly in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k) respectively as a control person (HC) of OrbiMed Advisors LLC and OrbiMed Advisors Inc.

OrbiMed Advisors Inc. and OrbiMed Advisors LLC file this statement on Schedule 13G/A in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k), respectively, as investment advisors (IA).